EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of this 16th day of February, 2009, by and between UTEK CORPORATION, a Delaware corporation, having an office at 2109 East Palm Ave., Tampa, Florida 33605 (hereinafter referred to as “UTEK”), and Doug Schaedler (hereinafter referred to as “Employee”).

WHEREAS, UTEK desires to employ Employee in the position as President and Chief Compliance Officer; and

WHEREAS, Employee is willing to be employed in said position in the manner provided for herein, and to perform the duties of UTEK upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows;

1. Employment of Employee. UTEK hereby employs Employee as President and Chief Compliance Officer.

2. Term. The term of this Agreement shall commence on January 1st, 2009 (the “Commencement Date”) and expire one year from such date, unless sooner terminated or renewed as provided hereunder. During the term hereof, Employee shall devote substantially all of his business time and efforts to UTEK and its subsidiaries and affiliates.

This Agreement will automatically renew for a one additional one year period unless either party notifies the other party One Hundred Twenty (120) days prior to the end of the term of this Agreement.

3. Duties. The Employee shall perform those functions generally performed by persons of such title and position, shall perform any and all related duties, and shall be available to confer and consult with and advise the officers and directors of UTEK at such times that may be required by UTEK.

4. Compensation. Employee shall be paid as follows:

a. A salary of Three Hundred Thousand Dollars ($300,000.00) per year, payable in bi-monthly installments; and the compensation committee of the Board shall have the sole discretion whether to increase his salary on the renewal of this Agreement.; and

b. Employee shall be granted 50,000 stock options to be priced at the closing market price on the first day of the open trading window, following the Commencement Date of this Agreement, according to the terms of UTEK’s employee stock option program.

c. In addition the Employee may participate in any benefit plans provided by UTEK.

d. UTEK shall include Employee in its health insurance program available to its employees and shall pay 100% of the premiums for such program. Employee shall be entitled to three weeks of paid vacation each year of employment.

e. In the event of termination by UTEK during the term of the employment agreement, other than for Cause, Employee shall be entitled to a one time lump sum compensation payment equal to the salary that would have been earned during the number of days remaining during the term of employment as defined in 2.0 above.

5. Confidential Information

a. The Employee has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of UTEK (for this purpose including all subsidiaries and affiliates, including without limitation confidential information with respect to UTEK’s customer lists, technologies, business methodology, business techniques, promotional materials and information, and other similar matters treated by the as confidential (the Confidential Information). Accordingly, the Employee covenants and agrees that during his employment by UTEK (whether during the Term hereof or otherwise) and thereafter, the Employee shall not, without the prior written consent of UTEK, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the Employee’s duties hereunder, any Confidential Information obtained by the Employee while in the employ of UTEK.

b. The Employee agrees that all memoranda, notes, records, data base information, papers or other documents and all copies thereof relating to UTEK’s operations or business, some of which may be prepared by the Employee, and all objects associated therewith in any way limited by the Employee shall be UTEK’s property. This shall include, but is not limited to, documents and objects concerning any customer contracts, manuals, mailing lists, advertising materials, and all of their materials and records of any kind that may be in the Employee’s possession or under the Employee’s control. The Employee shall not, except for UTEK’s use, copy or duplicate any of the aforementioned documents or objects (except for the purpose of performing

Employee’s duties) nor remove them from UTEK’s facilities, nor use any information concerning them except for the covenants and agrees that the Employee will deliver to UTEK upon termination of the Employee’s employment, or any other time at UTEK’s request.

c. The Employee shall deliver to UTEK or its designee at the termination of his employment all data, correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by Employee, solely or jointly with others, that are in Employee’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of UTEK or one its subsidies. In this regard, the Employee hereby grants and conveys to UTEK all right, title, and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Employee or under his direction or that may come into his possession in any way during the term of his employment with e UTEK that relate in any manner to the past, present or anticipated business of any member of UTEK or one its subsidies.

6. Covenant Not to Compete.

a. The Employee covenants and agrees that during the Employee’s employment by UTEK (whether during the Term hereof or otherwise), and thereafter for a period of one (1) year following the termination of the Employee’s employment with UTEK, the Employee will not:

(1) directly or indirectly engage in, continue in or carry on the business of any corporation, partnership, firm or other business organization which is now, becomes or may become a direct competitor of UTEK in its business (UTEK’s Business), including owning or controlling any financial interest in, any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto;

(2) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now, becomes or may become a competitor of UTEK during the Employee’s employment with UTEK;

(3) engage in any practice the purpose of which is to evade the provisions of this Agreement or to commit any act which is detrimental to the successful continuation of, or which adversely affects, the business of UTEK.

b. In the event of any breach of this covenant not to compete, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to UTEK for such violation or breach and regardless of any provisions contained in this Agreement, UTEK shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 7. In any action or proceeding by Utek to obtain a temporary restraining order and/or preliminary injunction to enforce the covenant, the Employee hereby agrees that UTEK shall not be required to put an injunction bond in excess of One Thousand Dollars ($1,000.00) in order to obtain the temporary restraining order and/or preliminary injunction. It is further acknowledged and agreed that the existence of any claim or cause of action on the part of the Employee against UTEK, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of this covenant not to compete, and the duration of this covenant not to compete shall be extended in an amount which equals the time period during which the Employee is or has been in violation of this covenant not to compete.

d. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtained to the extent necessary to render it enforceable.

e. For the purposes of this Section 6, UTEK shall be deemed to include UTEK, as well as its subsidiaries and affiliates.

f. The parties hereto expressly acknowledge and agree that any provision of this Section 6 may be amended or waived by the mutual written agreement of both parties.

7. Termination.

a. UTEK shall also have the right to terminate this Agreement immediately For Cause, as defined herein. If the Employee is terminated for Cause or terminates his employment, UTEK will not be required to make any further payments to Employee during the balance of this Agreement.

b. Either party may terminate this Agreement for any reason by giving the other party sixty (60) days written notice. If termination is not for Cause by the Employer, the Employee will entitled to compensation as provided in Paragraph 4 (e) above.

c. “Cause” shall mean the Company’s Board’s final determination that any of the following has occurred: (i) Employee’s willful and continued failure (other than any such failure resulting from physical or mental incapacity) to perform the lawful and reasonable duties properly assigned to him that are consistent with the scope and nature of Employee’s position, or (ii) Employee’s commission of an act that constitutes gross negligence or willful misconduct and that is materially and demonstrably detrimental to the financial condition and/or goodwill of the Company, or (iii) Employee’s commission of any theft, fraud, act of dishonesty or breach of trust, or (iv) Employee’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability or the operation of a motor vehicle, or (v) Employee’s material violation of any Section 6 of this Agreement, or (vi) Employee’s habitual abuse of alcohol or any regulated substance that results in a material impairment of Employee’s ability to perform his obligations under this Agreement; provided, however, that “Cause” shall only exist if and to the extent that the Board has given the Employee (A) a written notice of such occurrence that specifically identifies the manner and nature of such occurrence, with respect to occurrences listed in clauses (i), (v) and (vi), a reasonable period (not to exceed 90 days) to cure the behavior related to such occurrence and a reasonable opportunity (together with counsel) to be heard before the Board before a final decision with respect to the existence of Cause is made by the Board; and provided, further, that such occurrence shall only constitute “Cause” hereunder if the Company terminates Employee’s employment with the Company within 120 days after delivery of such written notice. No act or failure to act shall be considered to be “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company.

8. Arbitration Any controversies between UTEK and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement shall on the written request of either party served on the other and submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.

9. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

10. Entire Agreement: Survival.

a. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between UTEK and Employee with respect to Employee’s employment by UTEK. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other Provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and UTEK, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

b. The provisions of Sections 5, 6, 8, 9, 10, 12 and 14 shall survive the termination of this Agreement.

11. Assignment. This Agreement shall not be assigned to other parties.

12. Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof and the parties agree that the jurisdiction shall be in Hillsborough County, Florida.

13. Notice. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a. delivered by hand;

b. sent be fax, (with receipt confirmed), provided that a copy Is mailed by registered or certified mail, return receipt requested; or

c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, and fax numbers as the party may designate to itself by notice to the other parties:

(i)	if to UTEK:

UTEK Corporation

2109 East Palm Ave

Tampa, Florida 33605

Attention: Sam Reiber

Vice President & General Counsel

Telephone: 813-754-4330

(ii)	If to the Employee:

Doug Schaedler

2109 East Palm Ave

Tampa, Florida 33605

Telephone: 813-754-4330

14. Severability. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

UTEK CORPORATION

By:	/S/ Sam Reiber
Sam Reiber, V.P & General Counsel

EMPLOYEE

By:	/S/ Doug Schaedler
Doug Schaedler